UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2023

ORGENESIS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38416	98-0583166
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

20271 Goldenrod Lane, Germantown, MD 20876

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 659-6404

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ORGS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Securities Purchase Agreement and Warrants

On February 23, 2023, Orgenesis Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional and accredited investors (the “Purchaser”) relating to the issuance and sale of 1,947,368 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), and warrants to purchase up to 973,684 shares of Common Stock (the “Warrants”) at a purchase price of $1.90 per share of Common Stock and accompanying Warrants in a registered direct offering (the “Offering”). The closing of the Offering is expected to occur on or about February 27, 2023 (the “Closing Date”), subject to the satisfaction of customary closing conditions.

The Warrants have an exercise price of $1.90 per share, are exercisable immediately and will expire five years following the date of issuance. The Warrants have an alternate cashless exercise option (beginning on or after the earlier of (a) the thirty-day anniversary of the date of the Purchase Agreement and (b) the date on which the aggregate composite trading volume of Common Stock following the public announcement of the pricing terms exceeds 13,600,000 shares), to receive an aggregate number of shares equal to the product of (x) the aggregate number of shares of Common Stock that would be issuable upon a cash exercise and (y) 1.0. The aggregate gross proceeds to the Company from the Offering are expected to be approximately $3.7 million, before deducting the Placement Agent’s Cash Fee (each as defined herein) and other expenses from the Offering payable by the Company. The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes, including the Company’s therapy related activities.

Joseph Gunnar & Co., LLC (the “Placement Agent”) is acting as exclusive placement agent for the Offering.

The Offering is being made pursuant to an effective registration statement on Form S-3 (Registration Statement No. 333-254806), as previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on April 7, 2021, a base prospectus included as part of the registration statement, and a final prospectus supplement filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Purchaser. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of a specific date, were solely for the benefit of the parties to the Purchase Agreement, and may be subject to limitations agreed upon by the contracting parties.

Placement Agency Agreement

In connection with the Offering, the Company also entered into a placement agency agreement (the “Placement Agency Agreement”) with the Placement Agent. Pursuant to the Placement Agency Agreement, the Placement Agent is acting as the sole placement agent for the Offering and the Company agreed to pay to the Placement Agent a fee equal to 7.0% of the gross proceeds received by the Company in the Offering in the form of cash (the “Cash Fee”). The Cash Fee shall be paid at the Closing Date, provided, however, the Cash Fee shall be reduced to an aggregate of 4.0% with respect to any proceeds received from existing Company equity security holders.

The forms of Warrant, Purchase Agreement and Placement Agency Agreement are filed as Exhibits 4.1, 10.1 and 10.2, respectively, and the description of the terms of the forms of Purchase Agreement, the Placement Agency Agreement and the Warrant is qualified in its entirety by reference to such exhibits. A copy of the opinion of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. relating to the legality of the issuance and sale of the Shares, the Warrants and the shares of Common Stock underlying the Warrants is attached as Exhibit 5.1 hereto.

Item 8.01 Other Events

On February 23, 2023, the Company issued a press release announcing the Offering, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01 of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Warrant
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
10.1	Form of Securities Purchase Agreement between the Company and the Purchaser, dated February 23, 2023
10.2	Placement Agency Agreement between the Company and Joseph Gunnar & Co., LLC
23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. (contained in Exhibit 5.1)
99.1	Press Release dated February 23, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.

Date: February 24, 2023	By:	/s/ Neil Reithinger
Neil Reithinger
Chief Financial Officer, Treasurer and
Secretary